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                                                                   EXHIBIT 10.24
September 3, 1999


Jeffrey S. Aroy


Dear Jeff:

I am pleased to offer you a position with Cholestech Corporation (the "Company") as the CORPORATE VICE PRESIDENT, commencing on SEPTEMBER 15, 1999. You will receive a monthly salary of $13,333.33, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in Cholestech's Management Incentive Bonus Program. As a Company Associate, you will be eligible to participate in our Associate benefits package which includes medical/dental insurance, life insurance, long term disability insurance, and a 401(k) retirement plan in addition to sixteen (16) days of Personal Time Off the first year and ten (10) paid holidays. You should note that the Company may modify salaries and/or benefits from time to time as it deems necessary. Information regarding these programs and other Company benefits along with guidelines concerning employment are contained in the Cholestech Associate package, which is issued at the time employment commences.

You will be granted a non-qualified stock option entitling you to purchase up to 200,000 shares priced at the close of business on at the close of business on the date of hire. Accelerated vesting will apply to two 50,000 blocks of options (100,000 total). Each block of separate options will vest upon completion of a milestone tied separately to that block. You and I will mutually agree to these milestones. Should the milestones be delayed the vesting will occur according to the standard vesting plan. Such options shall be subject to the terms and conditions of the Company's Stock Option Plans and Stock Option Agreement, including vesting requirements.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. If Cholestech terminates your employment without cause, you will be eligible to receive a severance amount equal to six months salary, at the rate of salary in effect immediately prior to such termination and any bonus earned during your employment (minus applicable withholding). Additionally, if the Company terminates your employment without cause, your stock option vesting may be accelerated for six months from the date of termination. You may exercise the vested options according to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement. Please note that these provisions concerning severance pay and stock options do not change your at-will employment status and are contingent upon your execution of a severance agreement and release, which will be presented to you at such time.
Jeffrey S. Aroy
September 3, 1999


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Page Two

All Associates are required to sign an "Employment, Confidential Information and Invention Assignment Agreement" and the "Arbitration Agreement" as a condition of employment. Please review the enclosed Employment, Confidential Information and Invention Assignment Agreement and the Arbitration Agreement. The Employment, Confidential Information and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Arbitration Agreement provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration. This letter, along with these agreements set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both parties. Please feel free to call me with any questions or comments you might have about the offer.

Please acknowledge your acceptance of this offer by signing and returning this letter, the Employment, Confidential Information and Invention Assignment Agreement, and the Arbitration Agreement to the Human Resources Department. A duplicate original of the offer letter is enclosed for your records.

I look forward to working with you at Cholestech Corporation.

Sincerely,

/s/ WARREN E. PINCKERT II

Warren E. Pinckert II
President and Chief Executive Officer

ACCEPTED AND AGREED TO this

7 day of September  , 1999   .
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/s/ JEFFREY S. AROY
-----------------------
Jeffrey S. Aroy

Enclosures:    Duplicate Original Letter
               Employment, Confidential Information and Invention Assignment
                Agreement
               Arbitration Agreement